UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2006

SPESCOM SOFTWARE INC.
(Exact name of registrant as specified in its charter)

California	0-15935	95-3634089
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

10052 Mesa Ridge Court, Suite 100
San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (858) 625-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 2, 2006, Spescom Software Inc. (the “Company”) signed a $2 million technology licensing contract (the “Agreement”) with an engineering IT solutions and services company, Aveva Solutions Limited (“Aveva”).  The Agreement provides for the grant to Aveva of a non-exclusive, royalty-free, fully paid up, worldwide, perpetual license (the “License”) to use the technology underlying the Company’s eB product suite (the “Product”), including the source code for the Product.  Under the License, Aveva has the right to copy, modify, adapt, merge, translate, disassemble, decompile, recompile or reverse engineer the Product, create derivative works based on the whole of or any part of the Product and incorporate the Product into other products at Aveva’s discretion.  Aveva agrees that, prior to the first anniversary of the date of the Agreement, it will not actively offer a product that includes substantial functionality from the Product to specified customers of the Company, which comprise substantially all of the Company’s customers.  Aveva has the right to grant sublicenses, subject to certain restrictions until March 31, 2008.  Prior to that date, Aveva may not (i) sublicense the source code of the Product or of any derivative of the Product, except to third party contractors under limited circumstances or (ii) sublicense the Product or any derivative of the Product when such technology is not included with other products, except to existing customers of Aveva’s parent company, Aveva Group plc, and certain of its affiliates.  The Company is required to develop and deliver to Aveva by November 30, 2006 certain enhancements to the Product, including the  source code for the enhancements, which will be covered by the License.  The license fee is payable in two installments, $1.2 million upon Aveva’s receipt of the Product source code and verification of the operation of the Product and $800,000 upon Aveva’s acceptance of the enhancements.

The Company agrees to provide the services of certain software engineers to Aveva for six months following the date of the Agreement, in exchange for certain additional payments from Aveva.

The Company is subject to certain obligations to indemnify Aveva against claims that Aveva’s use or possession of the Product infringes the intellectual property rights of third parties.  In the event of a successful third party infringement claim, the Company is obligated to take one of certain actions allowing Aveva to continue using the Product or a modified version or replacement thereof or, if no such action is taken, to refund the above-described license fees, subject to certain depreciation terms.  The Company makes certain representations and warranties to Aveva regarding its ownership of the Product, its entitlement to grant the License, and the absence, to its knowledge, of prospective or alleged infringement of third party rights.  The Company agrees to indemnify Aveva against claims arising from the breach of such representations and warranties.  Aveva is generally obligated to indemnify the Company against third party claims to the extent based upon Aveva’s exercise of any rights under the License in relation to any derivative work based on the Product.

The License is to continue indefinitely, unless terminated in accordance with certain terms, including the following:  Aveva may (i) terminate the License on 30 days written notice to the Company and (ii) terminate the License immediately upon the Company’s material or persistent breach of the Agreement (generally subject to a 30-day cure period) and upon the occurrence of various events related to the bankruptcy or winding up of the Company.  The Company may terminate the Agreement by written notice to Aveva upon Aveva’s material breach of the agreement (generally subject to a 30-day cure period).  Certain terms survive termination of the Agreement, including the indemnification terms.  Termination of the Agreement would not cause any sublicenses previously granted by Aveva to terminate.

The Company warrants that the Product will substantially conform to specifications until 90 days following the date Aveva accepts the above-referenced enhancements.  In the event Aveva notifies the Company of a failure of the Product to so conform, the Company must correct such failure within a reasonable time or, if it fails to do so and if Aveva returns the Product, refund the above-referenced license fee to Aveva.

Item 9.01.  Financial Statements and Exhibits.

(d)              Exhibits

Exhibit	Description

99.1	Press release issued by Spescom Software Inc. on October 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2006

SPESCOM SOFTWARE INC.

	By:	/s/ John W. Low
John W. Low
Chief Financial Officer